Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Media Contact:

Doug Shepard

Harte-Hanks, Inc. Corporate Office

Executive Vice President and Chief Financial Officer

(210) 829-9120

doug_shepard@harte-hanks.com

HARTE-HANKS ANNOUNCES RETIREMENT OF HOUSTON H. HARTE

AND ELECTION OF NEW DIRECTORS

SAN ANTONIO, TX — March 20, 2013 — Harte-Hanks, Inc. (NYSE: HHS), a worldwide direct and targeted multichannel marketing company, announced today that its Vice Chairman, Houston H. Harte, would retire from the Company after over 60 years of service to the Company, including over 25 years as its Chairman of the Board.  Mr. Harte’s retirement will be effective at the Company’s 2013 annual meeting of stockholders, presently scheduled for May 29, 2013.

The company also announced that its Board of Directors has been expanded to nine members (until Mr. Harte’s retirement), and that Stephen Carley and Scott Key have been elected to the company’s Board of Directors effective March 17, 2013.

Mr. Carley will be a Class II director (standing for election at the company’s 2013 annual meeting) and is Chief Executive Officer of Red Robin Gourmet Burgers, Inc., a casual dining restaurant chain. Prior to joining Red Robin, Mr. Carley served from April 2001 to August 2010 as the Chief Executive Officer of El Pollo Loco, Inc., a privately held restaurant company. Prior to his service at El Pollo Loco, Mr. Carley served in various management positions with several companies, including, PhotoPoint Corp., Universal City Hollywood, PepsiCo, Inc., and the Taco Bell Group.  Mr. Carley holds a master’s degree with a concentration in marketing from Northwestern University and a bachelor’s degree in finance from the University of Illinois in Urbana, Illinois.

Since January 2011, Mr. Key has served as President and Chief Operating Officer of IHS Inc., a leading source of information and analytics.  Mr. Key joined IHS in 2003, and has served in a variety of roles of progressively greater responsibility, most recently as IHS Senior Vice President, Global Products and Services (in 2010) and President and Chief Operating Officer of IHS Global Insight (September 2008 — December 2009).  From 2007-2008, he served as President and Chief Operating Officer of IHS Jane’s and chairman of IHS Fairplay, and led an integrated sales team on a global basis.  From 2003-2007, he served as IHS Senior Vice President of Corporate Strategy and Marketing, and led Energy Strategy, Products, Marketing and Software Development. Mr. Key holds bachelor of science degrees in both physics and mathematics from the University of Washington in Seattle as well as a master’s degree in geophysics from the University of Wyoming.  Mr. Key will be a Class I director, standing for election at the company’s 2015 annual meeting of stockholders.

Larry Franklin, Chairman, President and Chief Executive Officer of Harte-Hanks, said, “Houston has devoted literally decades of service to the Harte-Hanks Board as Chairman and Vice Chairman, and in leadership in the newspapers we owned.  His leaving our Board marks the end of an era.  His presence will be missed and his many contributions will always be remembered by his many friends at Harte-Hanks.  Houston cares deeply about our company and our people.”

Mr. Franklin continued, “Although it is sad to bid farewell to Houston, we are very excited to have Steve and Scott join our Board of Directors.  They will bring to us strong consumer product, retail, data, and analytics experience, as well as broad executive and operational experience in companies with rapid growth and at diverse stages of development.  We look forward to their perspectives and contributions to our company.”

About Harte-Hanks®

Harte-Hanks® is a worldwide direct and targeted marketing company that provides multichannel direct and digital marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Visit the Harte-Hanks website at http://Harte-Hanks.com, http://www.PennySaverUSA.com or call (800) 456-9748.